Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Star Bulk Carriers Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.01 per share	(1)	Other	285,839	$30.55	$8,732,381.45	0.000087	$759.72

Total Offering Amounts:						$8,732,381.45		759.72
Total Fee Offsets:
Net Fee Due:								$759.72

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Offering Note(s)

(1)	Note to Amount Registered: This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value $0.01 per share (“Common Shares”), of Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (the “Registrant”), that may become issuable under the Star Bulk Carriers Corp. 2026 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Common Shares which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Common Shares.

Note to Proposed Maximum Offering Price Per Share: Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the Nasdaq Global Select Market on October 5, 2026.